EXHIBIT 10.29.2

Strictly Personal & Confidential

11 February 2005

David Fyfe

Chief Executive Officer

CDT Inc.

Dear David,

I write to confirm that, following approval by the Compensation Committee at a meeting held on 8 February 2005, future salary payments for you will be made using a combination of US dollars and GB pounds sterling. The reason for this change is to minimise the impact of exchange rate fluctuations on your net salary, given the expatriate nature of your appointment to the UK.

As a result of this change, effective 1 January 2005, your salary will be paid 50% in US dollars and 50% in GB pounds sterling. The payments will be calculated using an exchange rate of 1.82327.

Therefore, effective 1 January 2005, your salary will be paid as follows: $220,500 per annum paid in US dollars, plus £120,937 per annum paid in GB pounds sterling.

If you have any queries relating to these payment arrangements, please do not hesitate to contact me.

Yours sincerely,

Emma Jones

VP, Human Resources & Facilities